ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is made effective as of April 7, 2006 (the "Effective Date"), by and between INVESTCOL LIMITED., a corporation organized and existing under the laws of Belize, and whose address is located at Mapp Street #1, City of Belize, Belize ("ASSIGNOR"); COLOMBIA GOLDFIELDS LTD., a corporation organized and existing under the laws of Nevada having an address located at 375 Water Street, Suite 610 Vancouver, BC ("ASSIGNEE"); and CIA SERVICIOS Y LOGISTICOS LTDA., a corporation organized and existing under the laws of Colombia having an address located at Carrera 34, No. 5G-86, Medellin, Colombia (the "OWNER"). ASSIGNOR, ASSIGNEE and OWNER are referred to collectively herein as the "Parties".

WITNESSETH:

WHEREAS, on or about June 25, 2006 the OWNER entered into an agreement with ASSIGNOR, denominated "Contract for Purchase of Options of Mining Concessions" (the "Original Option Purchase") under which OWNER transferred to ASSIGNOR certain rights including, among others, (i) an option to commence mining prospecting on certain option property for a three (3) year period commencing upon execution of the Original Option Contract and expiring no later than on the third anniversary thereof; (ii) the right to execute a written purchase option transferring ownership of certain option property on or within 60 days of the three year termination date; and (iii) the right to transfer the Original Option Contract to a third party at any time;

WHEREAS, as more fully specified in the Original Option Contract, ASSIGNOR agreed to pay OWNER the sum of $10,000 in United States dollars for the purchase option, and to pay $2,990,000 in United States dollars for exploration work to be performed on the terms and subject to the conditions described in the Original Option Contract (the "Exploration Fee"); and

WHEREAS, on or about August 31, 2005 the ASSIGNOR entered into an agreement with ASSIGNEE, denominated "Assignment Agreement" (the "Original Assignment Agreement") under which ASSIGNOR transferred to ASSIGNEE its rights, interests and obligations under the Original Option Contract, and delegated to ASSIGNEE its duties and obligations under the Original Option Contract, subject to terms contained in the Original Assignment Agreement;

WHEREAS, OWNER also owns (i) certain mining and mineral applications (the "Applications") set forth on Schedule A with respect to such property (the "Application Property") and (ii) certain options to commence mining prospecting on the property set forth on Schedule B (the "Option Property"); and

WHEREAS, on or about March 23, 2006 the OWNER entered into an agreement with ASSIGNOR, denominated "Contract for Purchase of Options Titles and Applications for Mining Concession Contracts" (the "Application and Option Contract"), under which OWNER transferred to ASSIGNOR certain rights including, among others, (i) rights and interests under the Applications; (ii) an option to commence mining prospecting on the Option Property for a three (3) year period commencing upon execution of the Application and Option Contract and expiring no later than on the third anniversary thereof (the "Termination Date"); (iii) the right to execute a written purchase option transferring ownership of the Option Property (the "Purchase Option") on or within 60 days of the Termination Date; (iv) the right to transfer the Application and Option Contract to a third party at any time; and

WHEREAS, as more fully specified in the Application and Option Contract, ASSIGNOR agreed to pay OWNER the sum of $10,000 in United States dollars for the Purchase Option, and the Exploration Fee under the Original Option Contract shall remain unchanged.

WHEREAS, ASSIGNOR desires to sell, assign and transfer to ASSIGNEE, its rights, interests and obligations under the Application and Option Contract (including its remaining monetary obligations to OWNER thereunder), and to delegate to Assignee its duties and obligations under the Application and Option Contract, subject to the terms contained in this Assignment Agreement.

NOW, THEREFORE, in consideration of the premises and other valuable consideration paid by ASSIGNEE to ASSIGNOR, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Incorporation of Agreements By Reference

. The recitals to this Agreement are true and correct and are hereby incorporated by reference into and made a part of this Agreement.

2.  Definitions /Interpretation.

2.1  Definitions

. In this Assignment Agreement, the following terms have the meanings specified or referred to in this Section 2 and shall be equally applicable to both the singular and plural forms.

"Ancillary Agreements" means all agreements, instruments and documents to be executed and delivered by ASSIGNOR, OWNER and/or ASSIGNEE under this Assignment Agreement or in connection herewith, and shall also include the Application and Option Contract.

"Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale, security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

"Governmental Body" means any branch, division or agency of a local, state, federal or international governmental authority that maintains the right to create or regulate laws pertaining to the subject matter of this Assignment Agreement and the ownership of the Option Property and Application Property.

"Legal Requirement" means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, court order, ruling or requirement issued, enacted, adopted, promulgated implemented or otherwise put into effect by or under the authority of any Governmental Body.

"Letter of Intent" means that certain non-binding letter of intent, dated as of February 16, 2006, by and between the ASSIGNOR and ASSIGNEE.

"Material Adverse Effect" or "Material Adverse Change" means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, liabilities, profits, results of operations, prospects or condition (financial or otherwise) of the ASSIGNOR, OWNER, or Application Property or Option Property.

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

2.2  Interpretation

. As used in this Assignment Agreement, the word "including" means without limitation, the word "or" is not exclusive and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Assignment Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Assignment Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Assignment Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Assignment Agreement.

3.  Assignment. ASSIGNOR hereby unconditionally sells, assigns, transfers, conveys, sets over and delivers to ASSIGNEE, its successors and assigns forever, all of ASSIGNOR'S right, title and interest in and to Application and Option Contract of any kind or nature whatsoever without recourse (collectively, the “Assigned Interests”). OWNER hereby consents to this assignment.

4.  Delegation of Duties. ASSIGNOR hereby delegates to ASSIGNEE, and ASSIGNEE hereby assumes all of ASSIGNOR'S responsibilities, duties and obligations to OWNER under the Application and Option Contract including, among other things, ASSIGNOR'S payment obligations to OWNER.

5.  Consideration. In consideration for the assignment by ASSIGNOR hereunder, ASSIGNEE (i) shall issue to ASSIGNOR on the Closing Date as hereinafter defined, one million shares of its common stock, restricted as to transfer in accordance with applicable securities laws but subject to pro-rata "piggy-back" registration rights in the event the ASSIGNEE registers shares of common stock for any of its stockholders, and (ii) shall pay to ASSIGNOR the sum of $350,000 (collectively referred to herein as the "Purchase Price") of which $100,000 was previously paid by ASSIGNEE upon execution of the Letter of Intent. ASSIGNOR covenants and agrees to contemporaneously pay $150,000 to OWNER in connection with certain obligations arising under the Application and Option Contract and to submit proof of payment to ASSIGNEE.

6.  Closing Date. The Closing of the transaction subject of this Assignment Agreement shall take place on or before April 12, 2006, after the conditions set forth in this Assignment Agreement have been satisfied, and shall take place at the offices of Akerman Senterfitt, One Southeast Third Avenue, 27th Floor, Miami, FL 33131, or at such other place or at such other time as shall be agreed upon by ASSIGNOR and ASSIGNEE. The time and date on which the Closing is actually held are sometimes referred to herein as the "Closing Date."

6.1  Purchase Price. Subject to fulfillment or waiver of the conditions set forth in Section 6.2 at the Closing, ASSIGNEE shall deliver the Purchase Price.

6.2  Conditions to ASSIGNEE'S Obligations. The obligations of ASSIGNEE to effect the transactions subject of this Assignment Agreement shall, at the option of ASSIGNEE, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.2.1  There shall have been no material breach by the OWNER or ASSIGNOR in the performance of any of its or their respective covenants and agreements herein; each of the representations and warranties of the OWNER or ASSIGNOR contained or referred to herein (or in the Application and Option Contract) shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by ASSIGNEE; and there shall have been delivered to ASSIGNEE a certificate to such effect, dated the Closing Date, signed on behalf of the ASSIGNOR and OWNER by its or their President or any Vice President;

6.2.2  Between the date hereof and the Closing Date, there shall have been (i) no Material Adverse Change (as defined herein) in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of ASSIGNOR; (ii) no material adverse Legal Requirement, legislative or regulatory change affecting ASSIGNOR, OWNER, the Application Property or the Option Property; (iii) no change in the title to the Application Property or the Option Property, or terms and conditions of the Application and Option Contract; and there shall have been delivered to ASSIGNEE a certificate to such effect, dated the Closing Date and signed on behalf of ASSIGNOR or OWNER by their respective Presidents or any Vice President;

6.2.3  ASSIGNEE shall have received from ASSIGNOR or OWNER, with respect to the Application Property and the Option Property, satisfactory evidence of ownership, including title opinions, and absence of Encumbrances;

6.2.4  All actions to be taken by ASSIGNOR and the OWNER in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to ASSIGNEE and this Assignment Agreement shall be filed with the Registry of Mines in Colombia immediately after closing.

6.2.5  ASSIGNEE shall have received a legal opinion as to certain matters set forth in Section 7.1 in form and substance reasonably satisfactory to ASSIGNEE.

6.2.6  ASSIGNEE may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

6.3  Conditions to ASSIGNOR’S Obligations. The obligations of ASSIGNOR to effect the transactions subject to this Assignment Agreement shall, at the option of ASSIGNOR, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.3.1  Payment to ASSIGNOR of the Purchase Price.

7.  Representations, Warranties and Covenants. As an inducement to entering into this Assignment Agreement and towards consummating the transactions contemplated hereby, each of ASSIGNOR and the OWNER, jointly and severally, represent, warrant and covenant to ASSIGNEE as follows:

7.1  ASSIGNOR and OWNER.

7.1.1  Organization and Authority. Each of ASSIGNOR and OWNER has the legal capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements (as hereinafter defined). The execution, delivery and performance of this Assignment Agreement and the Ancillary Agreements have been duly authorized. This Assignment Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of ASSIGNOR and OWNER and, assuming the valid execution and delivery thereof by ASSIGNEE, this Assignment Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of each ASSIGNOR and OWNER, enforceable against ASSIGNOR and OWNER in accordance with their terms. ASSIGNOR and OWNER need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body or third party in order to consummate the transactions contemplated by this Assignment Agreement or any Ancillary Agreement.

7.1.2  Good Standing. The ASSIGNOR is a corporation duly organized, validly existing and in good standing under the laws of the State of Belize, while the OWNER is a corporation organized, validly existing and in good standing under the laws of Colombia.

7.1.3  No Violation. Neither the execution and delivery of this Assignment Agreement or any of the Ancillary Agreements, or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, directly or indirectly violate any Legal

Requirement affecting the Application Property or the Option Property, or the rights of ASSIGNEE subject to the Application and Option Contract.

7.1.4  Title to Properties; Encumbrances. OWNER owns the Option Property, and its ownership interests are in full force. OWNER has the right to explore and develop the Option Property set forth on Schedule 7.1.4. There are no other agreements or other documents governing or affecting the ownership of the Option Property. There are no Encumbrances affecting the Option Property. OWNER shall maintain absolute and complete ownership to the Option Property until the Termination Date and shall keep the Option Property free from any and all Encumbrances through the Termination Date. ASSIGNOR owns the Applications, and its ownership interests are in full force. There are no Encumbrances affecting the Application Property. ASSIGNOR has the right and authority to transfer and assign the Application and Option Contract to ASSIGNEE.

7.1.5  Governmental Authorizations. The OWNER owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own and use the Option Property as contemplated herein (herein collectively called "Governmental Authorizations"), except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Authorizations will be delivered to ASSIGNEE prior to Closing. Furthermore, the OWNER has fulfilled and performed its obligations under each of the Governmental Authorizations, all of the Governmental Authorizations are valid and in full force and effect, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization or which permits or, after notice or lapse of time or both, would permit revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization, or which might adversely affect the rights of the ASSIGNEE with respect to the Option Property under any such Governmental Authorization. Such Governmental Authorizations are either assignable to or obtainable by the ASSIGNEE. OWNER will maintain such Governmental Authorizations in full force and effect until the Termination Date.

7.1.6  Environmental Matters. OWNER is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), which includes the possession by OWNER of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. OWNER has not received, at any time, any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, (a) that alleges that OWNER is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the ASSIGNEE’s compliance with any Environmental Law in the future; or (b) regarding any actual, alleged, possible or potential obligation on the part of OWNER to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. For purposes of this Section 7.1.6: (i) "Environmental Law" means any federal, state, local or Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, mineral rights, ground water, land surface or subsurface strata), including any law or regulation (of any country or state or locality) relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. OWNER will maintain compliance with all Environmental laws through the Termination Date.

7.2  ASSIGNEE. As an inducement to ASSIGNOR to enter into this Assignment Agreement and to consummate the transactions contemplated hereby, ASSIGNEE hereby represents and warrants to ASSIGNOR as follows:

7.2.1  Organization of ASSIGNEE. ASSIGNEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

7.2.2  Authority of ASSIGNEE. ASSIGNEE has full power and authority to execute, deliver and perform this Agreement and all of the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by ASSIGNEE have been duly authorized and approved by ASSIGNEE’S board of directors and do not require any further authorization or consent of ASSIGNEE or its stockholders. This Agreement has been duly authorized, executed and delivered by ASSIGNEE and is the legal, valid and binding agreement of ASSIGNEE and is enforceable in accordance with its terms, and each of the Ancillary Agreements has been duly authorized by ASSIGNEE and upon execution and delivery by ASSIGNEE will be a legal, valid and binding obligation of ASSIGNEE enforceable in accordance with its terms. Neither the execution and delivery of this Assignment Agreement, any of the Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the Articles of Incorporation or bylaws of ASSIGNEE, or by any Court Order to which ASSIGNEE is a party or by which it is bound or any Legal Requirements affecting ASSIGNEE; or

(ii) require the approval, consent, authorization or act of, or the making by ASSIGNEE of any declaration, filing or registration with, any Person.

8.  Termination.

8.1  Grounds for Termination. Anything contained in this Assignment Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

8.1.1  by the mutual consent of the ASSIGNOR and ASSIGNEE;

8.1.2  by ASSIGNOR if the Closing shall not have occurred on or before April 30, 2006, or within five business days of such date, or such later date as may be mutually agreed to by the Parties;

8.1.3  by ASSIGNEE in the event of any material breach by ASSIGNOR and OWNER of any of their respective agreements, representations or warranties contained herein and the failure of ASSIGNOR and OWNER, as applicable, to cure such breach within seven days after receipt of notice from ASSIGNEE requesting such breach to be cured; or

8.1.4  by ASSIGNOR and OWNER in the event of any material breach by ASSIGNEE of any of its agreements, representations or warranties contained herein and the failure of ASSIGNEE to cure such breach within seven days after receipt of notice from ASSIGNEE requesting such breach to be cured.

8.2  Notice of Termination. Any party desiring to terminate this Assignment Agreement shall give notice of such termination to the other parties to this Assignment Agreement.

8.3  Effect of Termination. In the event that this Assignment Agreement shall be terminated, all further obligations of the parties under this Assignment Agreement shall be terminated without further liability of any party to the other, except for the liability of ASSIGNOR to repay $100,000 to ASSIGNEE within 30 days of the termination of this Assignment Agreement.

9.  Indemnification.

9.1  Survival. Each covenant or agreement in this Assignment Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Assignment Agreement shall survive the Closing until the fifth (5th) anniversary of the Closing Date (the "Survival Date").

9.2  Notice. Notice of a claim for indemnification with respect to any representation and warranty must be given to the Party against whom indemnification is sought prior to the termination of the relevant survival period in writing and in sufficient detail to properly inform the alleged indemnitor of the nature of the claims asserted.

9.3  Indemnification by ASSIGNOR and OWNER. From and after the Effective Date, the ASSIGNOR and OWNER shall, jointly and severally, indemnify fully, hold harmless, protect and defend the ASSIGNEE from and against (i) any and all losses and expenses incurred by ASSIGNEE arising out of, relating to, or based upon any inaccuracy in, or breach of, any of the representations or warranties contained in this Assignment Agreement or in the Schedules or Exhibits hereto; (ii) any and all losses and expenses incurred by ASSIGNEE arising out of, relating to, or based upon any failure to perform, or other breach of, any of the covenants or agreements of contained in or incorporated into this Agreement or in the Schedules hereto by ASSIGNOR and OWNER; and (iii) any and all losses and expenses incurred by ASSIGNEE following the Closing to the extent that such losses and expenses (A) relate to the transactions contemplated by this Assignment Agreement; and (B) arise out of, are related to, or are caused by facts, conditions, acts, omissions or circumstances occurring or existing prior to the Closing. The right of ASSIGNEE to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of ASSIGNEE.

10.  Further Assurances. The Parties hereby agree to execute and deliver, from time-to-time hereafter, to one another any and all further documents or instruments as they may reasonably request in order to effect the purposes and carry out the provisions of this Assignment Agreement. In the event that at any time hereafter, due to a change in circumstances (including, without limitation, any changes in applicable law or any decision hereafter made by a court of competent jurisdiction construing applicable law), it is, in the opinion of counsel for a Party, necessary or desirable to file or record this Assignment Agreement or any Ancillary Agreement, the Parties agree to execute and deliver any instruments that may be necessary or appropriate to make such filing or recording effective.

11.  Benefit. This Assignment Agreement shall be binding upon each of the parties hereto and their successors and assigns.

12.  Waiver, Modification or Cancellation. Any waiver, alteration or modification of any of the provisions of this Assignment Agreement, or cancellation or replacement of the same, shall not be valid unless made in writing and signed by the parties hereto.

13.  Choice of Law and Forum for Disputes. The validity of this Agreement or any of its terms, covenants and conditions, as well as the rights and duties of the parties hereunder, shall be interpreted and construed pursuant to and in accordance with the laws of Colombia. Any disputes arising under this Assignment Agreement shall be arbitrated under the Rules of the American Arbitration Association (AAA), There shall be three arbitrators that preside over the dispute. Each party shall select one arbitrator, and the two so chosen shall select the third arbitrator. If the parties are unable to agree on the third arbitrator, such person shall be selected by the Medellin, Colombia Chamber of Commerce. The parties shall share the costs of the arbitrators and AAA. The arbitration shall take place in Medellin, Columbia and shall be governed by AAA's commercial rules on international civil disputes.

14.  Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally; (ii) if transmitted by facsimile when confirmation of transmission is received; or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

If to the ASSIGNEE:	Colombia Goldfields Ltd. 375 Water Street Vancouver, BC Attention: Dan Hunter Facsimile: 604-801-5575

If to the ASSIGNOR:	Investcol Limited 1 Mapp Street

Belize Attention: Tom Lough Facsimile: 416-365-1828

If to the OWNER:	Cia Servicios y Logisticos Ltda. Attention: Charles Major Facsimile: 011 57 4 268 7480

or to such other address as such party may indicate by a notice delivered to the other party hereto.

15.  Entire Agreement. This Agreement, and all other documents executed in connection with the Assignment Agreement contain the entire understanding and agreement of the parties with respect to the subject matters set forth herein or therein, superseding any and all prior agreements, written or oral, between the parties regarding the same subject matter. Each party to this Assignment Agreement acknowledges that no representations, inducements, promises or statements (whether oral or written) have been made by any party hereto or anyone acting on behalf of any party hereto which are not embodied herein. Each party agrees that no other agreement, covenant, representation, inducement, promise or statement with respect to the subject matter hereof, if not set forth herein in writing shall be valid or binding.

16.  Press Release. The ASSIGNOR and ASSIGNEE shall mutually approve the content of any press release regarding this Assignment Agreement.

17.  Captions and Headings. The captions and headings of the paragraphs of this Assignment Agreement are inserted for convenience of reference only and are not to be construed in any way as a part of this Agreement.

ASSIGNOR: INVESTCOL LIMITED		ASSIGNEE: COLUMBIA GOLDFIELDS LTD.
By:	/s/ Tom Lough	By:	/s/ Dan Hunter
	Tom Lough, Legal Representative		Dan Hunter, President

OWNER:

CIA SERVICIOS Y LOGISTICOS LTDA.

By: /s/ Charles Major
Charles Major, General Manager